150103

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	20160188843-01
	Filing Date and Time
	04/27/2016 9:41 AM
	Entity Number
	E0827102007-2

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

MedCareers Group, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors hereby designates the following series of preferred shares.

500,000 Series A Preferred Shares with rights as described in the "Certificate of Designation of SeriesA Preferred Stock" attached hereto; AND

1,000 Series B Preferred Shares with rights as described in the "Certificate of Designation of Series B Preferred Stock" attached hereto.

3. Effective date of filing: (optional) 2/01/2016

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Series A Preferred Stock

SECTION 1. DESIGNATION OF SERIES; RANK. The series of preferred stock established hereby shall be designated "Series A Convertible Preferred Stock" (and shall be referred to herein as the "**Series A Preferred Shares**"). The Series A Preferred Shares shall rank senior to the Corporation's Common Stock. The Series A Preferred Shares shall, with respect to rights upon the occurrence of a Liquidation Event (as defined in Section 6 below), rank senior to the Corporation's Common Stock. The authorized number of Series A Preferred Shares shalt be five hundred thousand (500,000). The number of Series A Preferred Shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series A Preferred Shares to less than the number of shares then issued and outstanding.

SECTION 2. DIVIDENDS. The holders of the Series A Preferred Shares shall not be entitled to receive a dividend, As long as any Series A Preferred Shares remain outstanding, no dividends shall be declared on any Junior Stock without the consent in writing of holders of at least a majority of the Series A Preferred Shares then outstanding.

SECTION 3. LIQUIDATION RIGHT PREFERENCE. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of Series A Preferred Shares shall be entitled to receive in cash, out of the assets of the Corporation available for distribution to stockholders, an amount per share for each outstanding Series Preferred Share equal to $3.00 (the "Liquidation Value") after any payments shall be made or any assets shall be distributed to the holders of Senior Stock, but before any payments shall be made or any assets shall be distributed to the holders of the Corporation's Common Stock or any Junior Stock. As long as any Series A Preferred Shares remain outstanding, no amounts shall be paid upon Liquidation Event to any Junior Stock without the consent in writing of holders of at least a majority of the Series A Preferred Shares then outstanding. If, upon any Liquidation Event, the assets of the Corporation are insufficient to pay the Liquidation Value to which the holders of such Series A Preferred Shares are entitled, the holders of such Series A Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

SECTION 4. VOTING RIGHTS. The holders of Series A Preferred Shares shall have voting rights as if their Series A Preferred Stock were converted on the record date of any vote.

SECTION 5. CONVERSION. The holders of Series A Preferred Shares shall have conversion rights and obligations as follows:

Conversion into Common Shares. The Series A Preferred Shares have a forced conversion feature at the option of the Company after the following have been completed:

a. Repurchase or extinguishment of all 'toxic debt' which notes have conversion features tied to the market price of the stock.
b. All other significant dilutive provisions of the common stock have taken place so that there are no other dilutive provisions for common stock of the Company other than those that might be ordinary and customary and in the ordinary course of business. For example – including but not limited to, stock options for salespersons and employees; or
c. upon the total recapitalization of the Company, whereby all shareholders will be treated equally.

All Conversion Shares will, upon, issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

SECTION 6. NOTICES OF RECORD DATE. In the event that the Corporation shall propose at *any* time to merge or consolidate with or into any other entity, or sell all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation Shall send to the holders of the Series A Preferred Shares reasonable prior written notice by rust class mail, postage prepaid, addressed to the holders of Series A Preferred Shares at the address for each such holder as shown on the books of the Corporation. Any such proposed action shall at all times be subject to the rights, preferences and privileges of the Series A Preferred Shares.

SECTION 7. RESERVATION OF COMMON STOCK. The Corporation shall, at all times when the Series A Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares

SECTION 8. CANCELLATION OF PREFERRED SHARES. All Series A Preferred Shares surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, shall forthwith cease and terminate except only the right of the holders thereof to receive Conversion Shares and the Warrants, if applicable, in exchange therefore. Any Series A Preferred Shares so converted shall be retired and canceled and shall not be reissued by the Corporation; provided however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to Series and may thereafter be issued as a share of preferred stock not designated as Series A Preferred Shares; and

Series B Preferred Stock

SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series of Series B Preferred Stock shall be designated as the "**Series B Preferred Stock**" and the number of shares initially constituting such series shall be One Thousand (1,000) shares.

SECTION 2. DIVIDENDS. The Holder(s) of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Company's common stock ("**Common Stock**"). "**Holder**" shall mean the person or entity in which the Series B Preferred Stock is registered on the books of the Company.

SECTION 3. LIQUIDATION PREFERENCE. The Holder(s) of the Series B Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING.

4.1 Voting Rights. The Holders of the Series B Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the Holders of the Series B Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series B Preferred Stock, if any; and (c) the voting rights attributable to the Series B Preferred Stock, as described herein, whether such Series B Preferred Stock shares are voted or not.

4.2 Amendments to Articles of Incorporation and Bylaws. So long as the Series B Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock, (ii) effect any reclassification of the Series B Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series B Preferred Stock set forth herein.

4.3 Amendment of Rights of Series B Preferred Stock. The Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of the Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The shares of the Series B Preferred Stock shall have no conversion rights.

SECTION 6. RESERVED.

SECTION 7. NOTICES. Any notice required hereby to be given to the Holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his, her or its address appearing on the books of the Company.

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of series of Series B Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a) Increase or decrease the total number of authorized or designated shares of Series B Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of

shares into shares of Series B Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designations.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

SECTION 9. NO OTHER RIGHTS OR PRIVILEGES. Except as specifically set forth herein, the Holders of the Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

SECTION 10. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.